Exhibit 15.1

KPMG LLP
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Suite 4600
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Toronto, ON M5H 2S5
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Consent of Independent Registered Public Accounting Firm
The Board of Directors of Celestica Inc.:
Celestica Inc.
We consent to the incorporation by reference in the registration statements (No. 333-113591, 333-88210, 333-71126, 333-66726, 333-63112 and 333-9500) on Form S-8 and (No. 333-241513) on Form F-3ASR of Celestica Inc. of our reports dated March 11, 2021, with respect to the consolidated balance sheets of Celestica Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 20-F of Celestica Inc.

Chartered Professional Accountants, Licensed Public Accountants
March 15, 2021
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.